Exhibit 10.13

July 29, 2019

Reinaldo Acosta

[***]

Re:	Employment with Black Mountain Systems, LLC

Dear Reinaldo:

As you know, on the date hereof, BMS Holdings, LLC, a Delaware limited liability company (“Parent”) affiliated with Vista Equity Partners Management, LLC and which owns Black Mountain Systems, LLC (as such company’s name may change from time to time and including such company’s successors and assigns, the “Company”) entered into that certain Securities Purchase and Exchange Agreement by and among Parent, Vertice Technologies, LLC, AMCCAS, LLC and SAMFA, LLC for the acquisition of Vertice Technologies (such transaction, the “Transaction”). We are very excited about this opportunity and value the role that you can serve on our team going forward. This letter sets forth the terms of your employment by the Company following consummation of the Transaction.

1. You will be the Chief Executive Officer of the combined Company, reporting to the Board of Managers of the Parent (the “Board”). In this capacity, you will have the responsibilities and duties consistent with such position. For so long as you hold the position of Chief Executive Officer, you will hold a seat on the Board.

2. Your starting base salary will be $400,000 per year, less deductions and withholdings required by law or authorized by you, and will be subject to review annually (the “Base Salary”). Your Base Salary may be adjusted upward in the sole discretion of the Board, but in no event shall your Base Salary be less than $400,000 per year. Your Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

With respect to your bonus opportunities for each bonus period beginning on and after January 1, 2019, you will be eligible to receive a bonus of up to $267,000 (the “Bonus”); provided that such target percentage may increase, in the Board’s sole discretion, with the growth of the Company in subsequent years. The amount of the Bonus will be awarded at the sole discretion of the Board, based on the Board’s determination as to your achievement of predetermined thresholds, which may include, but are not limited to, management by objectives (“MBOs”) and financial targets such as revenue, recurring revenue, gross profit and/or EBITDA targets. In addition, you will be eligible for each bonus period beginning on and after January 1, 2019 for an additional bonus of up to $133,000, awarded at the sole discretion of the Board, based on the Board’s determination as to your achievement of “stretch” targets. You shall be eligible for a pro-rated Bonus and “stretch” bonus in respect of the 2019 calendar year.

The bonus formulas, MBOs, performance milestones and all other elements of your bonus opportunities shall be established by the Board in its sole discretion and communicated in writing (including by e-mail) to you from time to time. Any bonus earned for a fiscal year shall be paid within thirty (30) days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements. Except as set forth in Section 9 hereof, your eligibility for and receipt of a Bonus for any applicable fiscal year shall be subject to your continued employment on the applicable payment date.

3. You also will be eligible to participate in regular health, dental and vision insurance plans and other employee benefit plans established by the Company applicable to executive-level employees from time to time, so long as they remain generally available to the Company’s executive-level employees.

4. Your position currently is based in Miami, Florida, and you shall be based in Miami, Florida during your employment with the Company. Your duties may involve extensive domestic and international travel.

5. You shall be considered to receive equity and other long-term incentive awards under any applicable plan adopted by the Company for which employees are generally eligible. The level of your participation in any such plan, if any, shall be determined in the sole discretion of the Board from time to time.

You will be eligible to receive a certain amount of incentive equity (the “Incentive Equity”) of the Company, which Incentive Equity shall be issued under the Parent’s Amended and Restated Limited Liability Company Agreement, dated July 1, 2019 (as amended, restated or otherwise modified from time to time, the “LLC Agreement”). Incentive Equity shall be comprised of awards intended to be treated as “profits interests” for federal income tax purposes pursuant to Revenue Procedures 93-27 and 2001-43.

The Incentive Equity that you are eligible to receive will be subject to the terms (including, the participation thresholds) as set forth in the LLC Agreement (other than the terms related to repurchase, which are set forth in the grant agreement to which you will be a party (the “Grant Agreement”)) and the Grant Agreement.

6. You must complete the following as a condition of your employment:

•

In consideration of and as a condition of employment, you must carefully consider and sign the Company’s standard “Employment and Restrictive Covenants Agreement” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

•	So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit A.

•

You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Section 14 of Exhibit A.

7. We also wish to remind you that, as a condition of your employment, you are expected to abide by the Parent’s, the Company’s, and their direct and indirect subsidiaries’ written policies and procedures, which policies and procedures may be amended from time to time, at the Company’s sole discretion and employees will be notified of any amendments to such policies and procedures. The Company has provided to you copies of current, applicable policies, as of the effective date of this Agreement and prior to your execution of this Agreement.

8. The Company hereby employs you, and you hereby accept employment with the Company, all in accordance with the terms and conditions set forth herein, for a period of three years (the “Initial Term”) commencing as of the date the Transaction is consummated (the “Commencement Date”) and ending three (3) years after the Commencement Date. After the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) under the same terms and conditions set forth herein unless: (a) the Agreement is earlier terminated or amended as provided herein, or (b) the Company or Executive gives written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any renewal term of this Agreement. If the Company gives notice later than sixty (60) days prior to the end of the contract term, then the term of this Agreement shall be extended until the date which is sixty (60) days after the date such notice is given, during which time you may seek alternative employment while still being employed by the Company. Notwithstanding any other provisions in this Agreement or any Exhibit hereto, you or the Company may terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the other party; provided that you shall give the Company notice of not less than four (4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period; provided that the Company pays your Base Salary in lieu of the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

9. During the Initial Term or any Renewal Term, if the Company terminates your employment without “Cause” (excluding terminations for death or Disability) or you voluntarily terminate your employment for a “Good Reason”, you will be entitled to receive a severance payment in the form of continued payment of your then-current Base Salary for 12 months and, at the sole discretion of the Board, a pro-rated portion of any bonus that may have been earned by you during the fiscal year in which such termination occurs, based on actual performance and paid when bonuses are otherwise paid for such fiscal year, in each case, less deductions and withholdings required by law or authorized by you (the “Severance Pay”). For purposes of this section, “Cause,” “Disability” and “Good Reason” have the meanings set forth in Exhibit B attached hereto. The Company will not be required to pay the Severance Pay unless (a) you execute and deliver to the Company an agreement (“Release Agreement”) in the form attached hereto as Exhibit C releasing from all liability (other than the payments and benefits contemplated by this letter) the Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees investors, agents or affiliates, including Vista, and you do not revoke such Release Agreement during any applicable revocation period, (b) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of your termination of employment, and (c) you have not breached the provisions of Sections 4 through 10 and 16 of Exhibit A, the terms of this letter or any other agreement between you and the Company or the provisions of the Release Agreement. If the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the Severance Pay shall be paid in accordance with the Company’s general payroll practices at the time of termination and commencing on the first regularly scheduled pay date following the sixtieth (60th) day following your termination of employment. The first payment of Severance Pay shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. For the avoidance of doubt, if your employment is terminated for any reason other than by the Company without Cause (excluding terminations for death or Disability) or by you voluntarily for a Good Reason, you shall not be entitled to the Severance Pay.

10. You shall not make any statement that would libel, slander, defame, or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees, independent contractors, or agents; provided, however, this provision in no way restricts or limits your right to provide truthful information or testimony as required by law or your right to engage in protected activity under applicable law. Nothing in this provision shall prevent you from engaging in communications protected under the National Labor Relations Act, filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law. Likewise, these non-disparagement obligations, do not limit your ability to truthfully communicate with any administrative agency including the Equal Employment Opportunity Commission (EEOC), Department of Labor (DOL), National Labor Relations Board (NLRB), the Financial Industry Regulatory Authority (FINRA), or the U.S. Securities and Exchange Commission (SEC) and comparable state or local agencies or departments whether such communication is initiated by you or in response to the government.

11. [RESERVED]

12. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13. It should also be understood that all offers of employment are conditioned on the Company’s completion of a satisfactory background check, including a drug screening process. The Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You will be required to execute forms authorizing such a background check.

14. This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to severance, employment or similar agreements, whether oral or written, between or among you and the Company or its predecessor with respect to the specific subject matter hereof.

15. In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail.

16. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect of federal, state or local taxes.

17. The intent of the parties is that payments and benefits under this letter be exempt from or comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of your death, to the extent required under Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this letter to the contrary, in no event shall any payment under this letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

18. The effective date of employment under the terms of this offer is expected to be immediately following consummation of the Transaction. If the Transaction is not consummated for any reason, this Agreement shall automatically terminate. If you decide to accept the terms of this letter, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and its Exhibit A and returning them to me, not later than July 29, 2019. Should you have anything that you wish to discuss, please do not hesitate to contact [***] at [***] or [***].

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

Black Mountain Systems, LLC

By: BMS Holdings, LLC, its sole Member

/s/ Jeff Wilson
Name:	Jeff Wilson
Title:	Senior Vice President

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Reinaldo Acosta	Date signed:	July 29, 2019
Signature
Name: Reinaldo Acosta

LIST OF EXHIBITS

Exhibit A: Employment and Restrictive Covenants Agreement

Exhibit B: Certain Definitions

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